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                                                                       Exhibit 5

                    [Letterhead of Locke Liddell & Sapp LLP]





                                February 4, 1999




Service Corporation International
1929 Allen Parkway
Houston, Texas   77019

Equity Corporation International
415 South First Street, Suite 210
Lufkin, Texas   75901


Gentlemen:

         We have acted as counsel for Service Corporation International, a Texas corporation ("SCI"), and Equity Corporation International, a Delaware corporation ("ECI"), in connection with the registration, pursuant to SCI's Post-Effective Amendment No. 1 on Form S-3 to Form S-4 Registration Statement and ECI's Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be filed with the Securities and Exchange Commission (collectively, the "Post-Effective Amendment") under the Securities Act of 1933, as amended, with respect to (1) $143,750,000 principal amount of 4 1/2% Convertible Subordinated Debentures due 2004 (the "Debentures") pursuant to an Indenture dated as of February 25, 1998, between ECI and Bankers Trust Company, as Trustee (the "Indenture"), as supplemented by the First Supplemental Indenture dated January 19, 1999, by and among ECI, SCI and Bankers Trust Company, as Trustee (the "First Supplemental Indenture"), and (2) the shares of SCI's common stock, par value $1.00 per share (the "SCI Common Stock"), to be issued upon conversion of the Debentures.

         In rendering this opinion, we have examined the corporate records of SCI and ECI, including (i) SCI's Restated Articles of Incorporation, as amended, SCI's Bylaws, as amended, and SCI's minutes of meetings of its directors, and
(ii) ECI's Restated Articles of Incorporation, as amended, ECI's Bylaws, as amended, and ECI's minutes of meetings of its directors. We have also examined


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Service Corporation International
Equity Corporation International
February 4, 1999
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(i) the Indenture, (ii) the First Supplemental Indenture, (iii) the
Post-Effective Amendment, together with the exhibits thereto, and (iv) such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters, we have relied on statements of officers of SCI and ECI.

         Based upon the foregoing, we are of the following opinions:

         (1) The Debentures have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of SCI and ECI, enforceable against SCI and ECI in accordance with their terms and entitled to the benefits of the Indenture and First Supplemental Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium (including, without limitation, all laws relating to fraudulent transfers), or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         (2) The shares of SCI Common Stock issuable upon conversion of the Debentures have been duly and validly authorized and reserved for issuance, and when issued and delivered in accordance with the provisions of the Debentures, the Indenture and First Supplemental Indenture, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Post-Effective Amendment and to the use of our name in the prospectus forming a part of the Post-Effective Amendment under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Locke Liddell & Sapp LLP

                                    LOCKE LIDDELL & SAPP LLP